EXHIBIT 99.1

CATHETER PRECISION, INC.
AMENDED AND RESTATED
2009 EQUITY INCENTIVE PLAN

1.Purpose and Eligibility. The purpose of this Amended and Restated 2009 Equity Incentive Plan (the "Plan") of Catheter Precision, Inc., a Delaware corporation (the "Company") is to provide stock options, stock issuances and other equity interests in the Company (each, an "Award") to employees, officers, directors, consultants and advisors of the Company (or any Parent or Subsidiary). Any person to whom an Award has been granted under the Plan is called a "Participant". Additional definitions are contained in Section 10.

2.Administration.

a.Administration by Board of Directors. The Plan will be administered by the Board of Directors of the Company (the "Board"). The Board, in its sole discretion, shall have the authority to grant and amend Awards, to adopt, amend and repeal rules relating to the Plan and to interpret and correct the provisions of the Plan and any Award. The Board shall have authority, subject to the express limitations of the Plan, (i) to construe and determine the respective Award agreement, Awards and the Plan, (ii) to prescribe, amend and rescind rules and regulations relating to the Plan and any Awards, (iii) to determine the terms and provisions of the respective Award agreement and Awards, which need not be identical, (iv) to initiate an Option Exchange Program, and (v) to make all other determinations in the judgment of the Board of Directors necessary or desirable for the administration and interpretation of the Plan. The Board may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award agreement or Award in the manner and to the extent it shall deem expedient to carry the Plan, any Award agreement or Award into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be final and binding on all interested persons. Neither the Company nor any member of the Board shall be liable for any action or determination relating to the Plan.

b.Appointment of Committee. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a "Committee"). All references in the Plan to the "Board" shall mean such Committee or the Board.

c.Delegation to Executive Officers. To the extent permitted by applicable law, the Board may delegate to one or more executive officers of the Company the power to grant Awards and exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the maximum number of Awards to be granted and the maximum number of shares issuable to any one Participant pursuant to Awards granted by such executive officers.

3.Stock Available for Awards.

a.Number of Shares. Subject to adjustment under Section 3.b., the aggregate number of shares of Common Stock of the Company (the "Common Stock") that may be issued pursuant to the Plan is the Available Shares (as defined on the last page). If any Award expires, or is terminated, surrendered or forfeited, in whole or in part, the unissued Common Stock covered by such Award shall again be available for the grant of Awards under the Plan. If shares of Common Stock issued pursuant to the Plan are repurchased by, or are surrendered or forfeited to, the Company at no more than the price paid for such shares, such shares of Common Stock shall again be available for the grant of Awards under the Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

b.Adjustment to Common Stock. Subject to Section 7, in the event of any stock split, reverse stock split, stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off, split-up, or other similar change in capitalization or similar event, (i) the number and class of securities available for Awards under the Plan, (ii) the number and class of securities and exercise price per share subject to each outstanding Option, and (iii) the number and class of securities and repurchase price per security subject to repurchase shall be equitably adjusted by the Company (or substituted Awards may be made if applicable). The adjustments shall be made by the Board in such manner as the Board deems appropriate, and those adjustments shall be final, binding and conclusive. In no event shall any such adjustments be made in connection with the conversion of one or more outstanding shares of the Company's preferred stock into shares of Common Stock.

4.Stock Options.

a. General. The Board may grant options to purchase Common Stock (each, an "Option") and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and

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the conditions and limitations applicable to the exercise of each Option and the shares of Common Stock issued upon the exercise of each Option, including, but not limited to, vesting provisions, repurchase provisions and restrictions relating to applicable federal or state securities laws. Each Option will be evidenced by one or more documents approved by the Board (collectively, a "Stock Option Agreement").

b.Incentive Stock Options. An Option that the Board intends to be an incentive stock option (an "Incentive Stock Option") as defined in Section 422 of the Code, or any successor statute ("Section 422"), shall be granted only to an employee of the Company (or any Parent or Subsidiary) and shall be subject to and shall be construed consistently with the requirements of Section 422 and regulations thereunder. The Board and the Company shall have no liability if an Option or any part thereof that is intended to be an Incentive Stock Option does not qualify as such. An Option or any part thereof that does not qualify as an Incentive Stock Option is referred to herein as a "Nonstatutory Stock Option" or "Nonqualified Stock Option."

c.Dollar Limitation. For so long as the Code shall so provide, Options granted to any employee under the Plan (and any other option plans of the Company or any Parent or Subsidiary) which are intended to qualify as Incentive Stock Options shall not qualify as Incentive Stock Options to the extent that such Options, in the aggregate, become exercisable for the first time in any one calendar year for shares of Common Stock with an aggregate Fair Market Value (determined as of the respective date or dates of grant) of more than $100,000. The amount of Incentive Stock Options which exceed such $100,000 limitation shall be deemed to be Nonqualified Stock Options. For the purpose of this limitation, unless otherwise required by the Code or Treasury Regulations or determined by the Board, Options shall be taken into account in the order granted, and the Board may designate that portion of any Incentive Stock Option that shall be treated as Nonqualified Option in the event that the provisions of this paragraph apply to a portion of any Option.

d.Exercise Price. The Board shall establish the exercise price (or determine the method by which the exercise price shall be determined) at the time each Option is granted and specify the exercise price in the applicable Stock Option Agreement, provided, however, in no event may the per share exercise price be less than the Fair Market Value of the Common Stock. In the case of an Incentive Stock Option granted to a

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Participant who, at the time of grant of such Option, owns stock (as determined under Code section 424(d)) representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, then the exercise price shall be no less than 110% of the Fair Market Value of the Common Stock on the date of grant.

e.Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable Stock Option Agreement; provided that the term of any Incentive Stock Option may not be more than ten (10) years from the date of grant. In the case of an Incentive Stock Option granted to a Participant who, at the time of grant of such Option, owns stock (as determined under Code section 424(d)) representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Option shall be no longer than five (5) years from the date of grant.

f.Exercise of Option. An Option may be exercised only by delivery to the Company of a written notice of exercise and other documents required by the Company signed by the person exercising the Option together with payment in full as specified in Section 4.g. for the number of shares for which the Option is exercised.

g.Payment Upon Exercise. Common Stock purchased upon the exercise of an Option shall be paid for by one or any combination of the following forms of payment as permitted by the Board in its sole and absolute discretion and specified in the Stock Option Agreement:

(i)by check payable to the order of the Company;

(ii)only if the Common Stock is then registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), through a special sale and remittance procedure pursuant to which the Participant shall concurrently provide irrevocable instructions (A) to a brokerage firm (reasonably satisfactory to the Company for purposes of administering such procedure in compliance with any applicable pre-clearance or pre-notification requirements) to effect the immediate sale of the purchased shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable Withholding Taxes (as defined

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below) due by reason of such exercise and (B) to the Company to deliver the certificates for the purchased shares directly to such brokerage firm on the settlement date in order to complete the sale;

(iii)by delivery of shares of Common Stock valued at Fair Market Value and held for the period (if any) necessary to avoid a charge to the Company's earnings for financial reporting purposes;

(iv)by delivery of a full-recourse promissory note payable in one or more installments which bears interest at a market rate and is secured by the purchased shares (and delivery to the Company by the Participant of a check in an amount equal to the par value of the shares purchased to the extent required by applicable law); or

(v)payment of such other lawful consideration as the Board may determine.

h.Acceleration, Extension, Etc. The Board may, in its sole discretion, and in all instances subject to any relevant tax and accounting considerations which may adversely impact or impair the Company, (i) accelerate the date or dates on which all or any particular Options or Awards granted under the Plan may be exercised or vest, or (ii) extend the period during which all or any particular Options granted under the Plan may be exercised (but in no event beyond the expiration of the option term).

i.Determination of Fair Market Value. If the Common Stock is at the
time of determination traded on a Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers or the composite tape of transactions on such exchange and published in The Wall Street Journal or such other source as the Board deems reliable. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists. If the Common Stock is not at the time listed on any Stock Exchange, then the Fair Market Value shall be determined either by (i) an independent appraisal that is as of a date within twelve (12) months prior to the date in question and as to which no material events or transactions affecting such valuation have occurred or by (ii) the Board through the reasonable application of a reasonable valuation method that takes into account the applicable valuation factors set forth in the

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Treasury Regulations issued under Section 409A of the Code; provided, however, that if the Option is designated an Incentive Stock Option in the Stock Option Agreement, then such Fair Market Value shall be determined in accordance with the standards of Section 422 and the applicable Treasury Regulations thereunder.

5.Restricted Stock.

a.Grants. The Board may grant Awards entitling recipients to acquire shares of Common Stock, subject to (i) delivery to the Company by the Participant of a check in an amount at least equal to the par value of the shares purchased, and (ii) the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price from the Participant in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award (each, a "Restricted Stock Award").

b.Terms and Conditions. The Board shall determine the terms and conditions of any such Restricted Stock Award. Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant and, unless otherwise determined by the Board, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). After the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or, if the Participant has died, to the beneficiary designated by a Participant, in a manner determined by the Board, to receive amounts due or exercise rights of the Participant in the event of the Participant's death (the "Designated Beneficiary"). In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant's estate.

6.Other Stock-Based Awards. The Board shall have the right to grant other

Awards based upon the Common Stock having such terms and conditions as the Board may determine, including, without limitation, the grant of shares based upon certain conditions, the grant of securities convertible into Common Stock and the grant of stock appreciation rights, phantom stock awards or stock units.

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7.General Provisions Applicable to Awards.

a.Transferability of Awards. Except as the Board may otherwise determine or provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that Nonstatutory Options and Restricted Stock Awards may, to the extent permitted by the Board, be transferred pursuant to a qualified domestic relations order (as defined in Employee Retirement Income Security Act of 1974, as amended) or to one or more of the Participant's family members or to a trust established exclusively for the Participant and/or one or more such family members, subject to compliance with applicable securities laws. The terms applicable to the assigned portion shall be the same as those in effect for the Award immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Board may deem appropriate.

b.Documentation. Each Award under the Plan shall be evidenced by a written instrument in such form as the Board shall determine or as executed by an officer of the Company pursuant to authority delegated by the Board. Each Award may contain terms and conditions in addition to those set forth in the Plan, provided that such terms and conditions do not contravene the provisions of the Plan or applicable law. All Awards shall be made conditional upon the Participant's acknowledgement, in writing or by acceptance of the Award, that all decisions and determinations of the Board shall be final and binding on the Participant, the Participant's beneficiaries and any other person having or claiming an interest under such Award.

c.Board Discretion. The terms of each type of Award need not be identical, and the Board need not treat Participants uniformly.

d.Additional Award Provisions. The Board may, in its sole discretion, include additional provisions in any Stock Option Agreement, Restricted Stock Award or other Award granted under the Plan, including without limitation restrictions on transfer, repurchase rights, commitments to pay cash bonuses, to make, arrange for or guaranty loans or to transfer other property to Participants upon exercise of Awards, or transfer other property to Participants upon exercise of Awards, or such other provisions as shall be determined by the Board; provided that such

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additional provisions shall not be inconsistent with any other term or condition of the Plan or applicable law.

e.Termination of Status. The Board shall determine the effect on an Award of the termination, disability (as defined in Code Section 22(e)(3)), death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant's legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award, subject to applicable law and regulations.

f.Change of Control of the Company.

(i) Unless otherwise expressly provided in the applicable Stock Option Agreement or Restricted Stock Award or other Award, in connection with the occurrence of a Change in Control (as defined below), the Board shall, in its sole discretion as to any outstanding Award (including any portion thereof; on the same basis or on different bases, as the Board shall specify), take one or any combination of the following actions:

(A)

make appropriate provision for the continuation of such Award by the Company or the assumption of such Award by the surviving or acquiring entity and by substituting on an equitable basis for the shares then subject to such Award either (i) the consideration payable with respect to the outstanding shares of Common Stock in connection with the Change of Control, (ii) shares of stock of the surviving or acquiring corporation or (iii) such other securities as the Board deems appropriate, the fair market value of which (as determined by the Board in its sole discretion) shall not materially differ from the fair market value of the shares of Common Stock subject to such Award immediately preceding the Change of Control;

(B)	accelerate the date of exercise or vesting of such Award;
(C)	permit the exchange of such Award for the right to participate in any stock option or other employee benefit plan of any successor corporation;
(D)	provide for the repurchase of the Award for an amount equal 8 of 14 to the difference of (i) the consideration received per share for the securities underlying the Award in the Change of Control minus (ii) the per share exercise price of such securities. Such amount shall be payable in cash or the property payable in respect of such securities in connection with the Change of Control. The value of any such property shall be determined by the Board in its discretion; or

(E)provide for the termination of such Award immediately prior to the consummation of the Change of Control; provided that no such termination will be effective if the Change of Control is not consummated.

(F)For the purpose of this Agreement, a "Change of Control" shall mean:

(a)The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d3 promulgated under the Exchange Act) of 50% or more of the then outstanding shares of voting stock of the Company (the "Voting Stock"); provided, however, that any acquisition by the Company or its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries of 50% or more of Voting Stock shall not constitute a Change in Control; and provided, further, that any acquisition by a corporation with respect to which, following such acquisition, more than 50% of the then outstanding shares of common stock of such corporation, is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Voting Stock immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Voting Stock, shall not constitute a Change in Control; or

(b)Individuals who, as of October 7, 2009, constitute the Board (the "Incumbent Directors") cease for any reason to constitute a majority of the members of this Board; provided that any individual who becomes a director after October 7, 2009 whose election or nomination for election by the Company's stockholders was approved by a majority of the members of the Incumbent Directors (other than an election or

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nomination of an individual whose initial assumption of office is in connection with an actual or threatened "election contest" relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 under the Exchange Act), "tender offer" (as such term is used in Section 14(d) of the Exchange Act) or a proposed Merger (as defined below) shall be deemed to be members of the Incumbent Directors; or

(c) The consummation of (i) a reorganization, merger or consolidation (any of the foregoing, a "Merger"), in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners of the Voting Stock immediately prior to such Merger do not, following such Merger, beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock of the corporation resulting from Merger, (ii) a complete liquidation or dissolution of the Company or (iii) the sale or other disposition of all or substantially all of the assets of the Company, excluding a sale or other disposition of assets to a subsidiary of the Company.

(G)

Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Board shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Board in its sole discretion may provide for a Participant to have the right to exercise his or her Award until fifteen (15) days prior to such transaction as to all of the shares of Common Stock covered by the Option or Award, including shares as to which the Option or Award would not otherwise be exercisable, which exercise may in the sole discretion of the Board, be made subject to and conditioned upon the consummation of such proposed transaction. In addition, the Board may provide that any Company repurchase option applicable to any shares of Company Stock purchased upon exercise of an Option or Award shall lapse as to all such shares of Common Stock, provided the proposed dissolution and liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Award will terminate upon the consummation of such proposed action.

(H)	Amendment of Awards. The Board may amend, modify or 10 of 14 terminate any outstanding Award including, but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant's consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

(I)Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company's counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(J)Acceleration. The Board may at any time provide that any Options shall become immediately exercisable in full or in part, that any Restricted Stock Awards shall be free of some or all restrictions, or that any other stock-based Awards may become exercisable in full or in part or free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be, despite the fact that the foregoing actions may (i) cause the application of Sections 280G and 4999 of the Code if a change in control of the Company occurs, or (ii) disqualify all or part of the Option as an Incentive Stock Option.

8.Withholding. The Company's obligation to deliver shares of Common

Stock upon the exercise of any Options granted under the Plan or upon the issuance or vesting of any shares subject to an Award under the Plan shall be subject to the satisfaction of all applicable income tax (including U.S. federal, state, and local tax and/or foreign income tax), employment tax (including FICA), payroll tax, social security tax, social insurance, contributions, payment on account obligations, national and local tax or other amounts required to be withheld, collected or accounted for by the

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Company in connection with any taxable event with respect to such Award (the "Withholding Taxes"). . The Company shall have the right to deduct from payments of any kind otherwise due to the Participant any such Withholding Taxes. Subject to the prior approval of the Company, which may be withheld by the Company in its sole discretion, a Participant may elect to satisfy such Withholding Tax obligation, in whole or in part, (i) by causing the Company to withhold shares of Common Stock otherwise issuable pursuant to the exercise of an Option or the purchase of shares subject to an Award or (ii) by delivering to the Company shares of Common Stock already owned by the Participant. The shares so delivered or withheld shall have a Fair Market Value equal to such Withholding Tax obligation as of the date that the amount of tax to be withheld is to be determined. A Participant who has made an election pursuant to this Section may only satisfy his or her withholding obligation with shares of Common Stock which are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

9.No Exercise of Option if Engagement or Employment Terminated for

Cause. If the employment or engagement of any Participant is terminated "for Cause", the Award may terminate, upon a determination of the Board, on the date of such termination and the Option shall thereupon not be exercisable to any extent whatsoever and the Company shall have the right to repurchase any shares of Common Stock subject to a Restricted Stock Award whether or not such shares have vested. For purposes of this Section 9, "for Cause" shall be defined as follows: (i) if the Participant has executed an employment agreement, the definition of "cause" contained therein, if any, shall govern, or (ii) conduct, as determined by the Board of Directors, involving one or more of the following: (a) gross misconduct or inadequate performance by the Participant which is injurious to the Company; or (b) the commission of an act of embezzlement, fraud or theft, which results in economic loss, damage or injury to the Company; or (c) the unauthorized disclosure of any trade secret or confidential information of the Company (or any client, customer, supplier or other third party who has a business relationship with the Company) or the violation of any noncompetition or nonsolicitation covenant or assignment of inventions obligation with the Company; or (d) the commission of an act which constitutes unfair competition with the Company or which induces any customer or prospective customer of the Company to breach a contract with the Company or to decline to do business with the Company; or (e) the indictment of the Participant for a felony or serious misdemeanor offense, either in connection with the performance of his or her obligations to the Company or which shall adversely affect the Participant's ability to perform such obligations; or (f) the commission of an act of fraud or breach of fiduciary duty which results in loss, damage or injury to the Company; or (g) the failure of the Participant to perform in a material respect his or her employment, consulting or advisory obligations without proper cause. In making such determination, the Board shall act fairly and in utmost good faith. The Board may in its discretion waive or

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modify the provisions of this Section 9 with respect to any individual Participant with regard to the facts and circumstances of any particular situation involving a determination under this Section 9.

10.Miscellaneous.

a. Definitions.

(i)"Code" means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

(ii)"Option Exchange Program" means a program whereby outstanding options are exchanged for options with a lower exercise price.

(iii)"Parent" means a parent corporation as defined in Section 424(e) of the Code.

(iv)"Stock Exchange" means the American Stock Exchange, the Nasdaq Global or Global Select Market or the New York Stock Exchange.

(v)"Subsidiary" means a subsidiary corporation as defined under Section 424(f) of the Code.

b. No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant, with or without cause, free from any liability or claim under the Plan.

c. No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder thereof.

d. Effective Date and Term of Plan. The Plan shall become effective on the date on which it is adopted by the Board. The Plan shall terminate upon the earliest of (i) the expiration of the ten (10)-year period measured from the date the Plan is adopted by the Board, or the date the

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stockholders approve the Plan, whichever is earlier, (ii) the date on which all shares available for issuance under the Plan shall have been issued as vested shares or (iii) the termination of all outstanding Awards under the Plan in connection with a Change in Control. All Awards and unvested stock issuances outstanding at the time of a clause (i) termination event shall continue to have full force and effect in accordance with the provisions of the documents evidencing those awards or issuances.

e.Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time. However, no such amendment or modification shall adversely affect the rights and obligations with respect to Awards or unvested stock issuances at the time outstanding under the Plan unless the Participant consents to such amendment or modification. In addition, certain amendments may require stockholder approval pursuant to applicable laws and regulations.

f.Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the state of incorporation of the Company (Delaware), without regard to any applicable conflicts of law.

Approvals

Original Plan:

Available Shares: 400,000

Adopted by the Board of Directors on: October 7, 2009

Approved by the Stockholders on: October 7, 2009 by way of Written Consent in Lieu of Meeting

Plan Amendment: Amendment to increase number of shares available under the Plan to 600,000, approved by Board of Directors on November 21, 2011

Amended and Restated Plan:

Available Shares: 600,000

Adopted by the Board of Directors on: September 24, 2019

Approved by the Stockholders on: September 27, 2019 by way of Written Consent in Lieu of Meeting

[Additional Plan shares issued, and Plan size expanded, by the Board subsequent to the above approvals]

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